Exhibit 5.1

May 5, 2005

Potash Corporation of Saskatchewan Inc.
500, 122 – 1st Avenue South
Saskatoon SK S7K 7G3

Ladies and Gentlemen:

     We have acted as counsel to Potash Corporation of Saskatchewan Inc. (the “Company”) with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,200,000 shares of its common stock (the “Shares”) issuable upon exercise of stock options granted under the 2005 Performance Option Plan of the Company (the “Plan”).

     In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

     In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals of such documents and the conformity to original documents of all documents submitted to us as copies, certified copies or facsimiles thereof.

     Based upon and subject to the forgoing and to the qualifications set forth herein, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules promulgated thereunder.

Yours truly,
/s/ Stikeman Elliott LLP
Stikeman Elliott LLP